[Letterhead of Ernst & Young]

Exhibit 34.1.5.1

Report of Independent Registered Public Accounting Firm

Management

HomeBanc Mortgage Corporation

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that HomeBanc Mortgage Corporation (the Company), a wholly owned subsidiary of HomeBanc Corp., complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the residential mortgage loans servicing platform, except for the instance of material noncompliance described therein, as of and for the two-month period ended November 30, 2007, except for Item 1122 (d)(1)(iii), 1122 (d)(2)(i), 1122 (d)(2)(ii), 1122 (d)(2)(iii), 1122 (d)(2)(iv), 1122 (d)(2)(v), 1122 (d)(2)(vi), 1122 (d)(2)(vii), 1122 (d)(3)(i), 1122 (d)(3)(ii), 1122 (d)(3)(iii), 1122 (d)(3)(iv), 1122 (d)(4)(i), 1122 (d)(4)(ii), 1122 (d)(4)(iii), 1122 (d)(4)(iv), 1122 (d)(4)(v), 1122 (d)(4)(vi), 1122 (d)(4)(vii), 1122 (d)(4)(viii), 1122 (d)(4)(ix), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiii), 1122 (d)(4)(xiv), and 1122 (d)(4)(xv) (“the Criteria”), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A for the asset backed transactions covered by this platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(1)( i) and 1122(d)(1)(ii), applicable to the Company during the two-month period ended November 30, 2007:

•	1122(d)(1)(i) – Policies and procedures were not in effect to monitor performance or other triggers and events of default in accordance with the transaction agreements.
•	1122(d)(1)(ii) – Policies and procedures were not in effect to monitor subservisor’s compliance with servicing activities.

In our opinion, except for the material noncompliance described in the third paragraph, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the two-month period ended November 30, 2007 for the residential mortgage loans servicing platform, is fairly stated, in all material respects.

March 19, 2008